EXHIBIT 107
Calculation of Filing Fee Tables
F-3
(Form Type)
HSBC Holdings plc
(Exact Name of Registrant as Specified in its
Charter
)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.874% Fixed Rate/Floating Rate Subordinated Unsecured Notes due 2035	457(r)	$1,750,000,000	100%	$1,750,000,000	0.00015310	$267,925
Total Fee Due								$267,925
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $1,750,000,000 aggregate principal amount
of 5.874% Fixed Rate/Floating Rate Subordinated Unsecured Notes due 2035.